UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 21, 2014

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On July 21, 2014, registrant issued a press release entitled “Halliburton Announces Second Quarter Income From Continuing Operations of $0.91 Per Diluted Share."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES SECOND QUARTER INCOME FROM
CONTINUING OPERATIONS OF $0.91 PER DILUTED SHARE
Share repurchase authorization increased to $6 billion

HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that income from continuing operations for the second quarter of 2014 was $776 million, or $0.91 per diluted share. This compares to income from continuing operations for the first quarter of 2014 of $623 million, or $0.73 per diluted share.

Halliburton's total revenue in the second quarter of 2014 was a record $8.1 billion, compared to $7.3 billion in the first quarter of 2014. Operating income was $1.2 billion in the second quarter of 2014, 23% higher than operating income of $970 million in the first quarter of 2014 resulting from significant activity improvements in North America and the Eastern Hemisphere.

“I am very pleased with Halliburton’s second quarter results and continue to be very excited about the momentum of our business for the rest of the year and beyond. Once again, we delivered industry-leading revenue growth both sequentially and year over year, compared to our primary peers,” commented Dave Lesar, chairman, president and chief executive officer.

“In North America, second quarter revenue increased 11% and operating income was up 31% compared to the first quarter of 2014, outpacing a 4% increase in the United States land rig count. Service intensity levels continued to expand, as completion volumes per well were up more than 35% compared to the second quarter of last year.

“We expect North America activity levels to continue to improve, with margins approaching 20% in the third quarter. We have concluded based on the strength of this outlook that we will immediately accelerate additions to our hydraulic fracturing fleet and logistics capabilities, with new crews available for service beginning later this year.

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Halliburton/Page 2

“In the Eastern Hemisphere, we are successfully executing our growth strategy. Relative to the first quarter of 2014, we grew Eastern Hemisphere revenue by 9% and operating income by 26%. We continue to forecast full-year Eastern Hemisphere revenue growth in the low double digits, with average full year margins in the upper teens.

“In the Middle East/Asia region, revenue increased 11% and operating income increased 25% sequentially. Saudi Arabia continued to lead the growth, and we expect this region to have the highest growth rate for the full-year 2014, despite the potential for activity disruptions or project delays in Iraq later this year.

“In Europe/Africa/CIS, sequential revenue and operating income increased 6% and 27%, respectively. The growth resulted from seasonal recovery in the North Sea and in Russia, as well as activity gains in sub-Saharan Africa.

“In Latin America, revenue increased 4% sequentially, while operating income declined 39%. While we are very encouraged about the prospects for Energy Reform in Mexico, the land rig count was near historic low levels during the second quarter. Our results for the second quarter of 2014 were also negatively impacted by the late receipt of our blanket order for consulting and project management work, which impacted our ability to book revenue and offset costs. In addition, margins were impacted by mobilization costs for our integrated projects in Mexico. Both of these issues are expected to turn around in the second half of the year. We believe full year Latin America margins should improve sufficiently to be in line with 2013 assuming the timely approval of our billings under the blanket order in Mexico, as well as a swift resolution of the retender of our Brazil drilling contract.

“Our strategy is working well and we intend to stay the course. We see strong, sustainable growth opportunities across the mature field, deepwater and unconventional markets. We continue to be excited about the North America market, and although there may be near-term choppiness in certain international markets, we see a strong pipeline of opportunities.

“Our recent strong financial performance has enabled us to increase our shareholder distributions while maintaining robust liquidity to fund future growth. Our board recently approved an additional $4.8 billion in stock repurchase authorization, to a new total repurchase capacity of $6 billion. This reflects our confidence in the strength of our long-term business outlook, our commitment to shareholder distributions, and our focus on delivering best-in-class returns,” concluded Lesar.

2014 Second Quarter Results

Completion and Production
Completion and Production (C&P) revenue in the second quarter of 2014 was $4.9 billion, an increase of $522 million, or 12%, from the first quarter of 2014. This increase was primarily driven by higher stimulation activity in the United States land market and strong growth in our international operations, which more than offset the effects of the seasonal Canadian spring break-up.

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Halliburton/Page 3

C&P operating income in the second quarter of 2014 was $887 million, an increase of $226 million, or 34%, from the first quarter of 2014. North America C&P operating income improved by $184 million, or 41%, sequentially, mainly due to increased stimulation activity in the United States land market. Latin America C&P operating income was flat compared to the first quarter, primarily due to higher cementing activity in Mexico, which was offset by lower activity in Venezuela. Europe/Africa/CIS C&P operating income increased $18 million, or 23%, compared to the first quarter of 2014, due to seasonal activity increases in Russia and Europe and higher activity in Congo, which were partially offset by lower completion tools sales in Angola. Middle East/Asia C&P operating income rose $24 million, or 27%, sequentially, due to increased activity for most product lines in Saudi Arabia, Australia, and Malaysia.

Drilling and Evaluation
Drilling and Evaluation (D&E) revenue in the second quarter of 2014 was $3.1 billion, an increase of $181 million, or 6%, from the first quarter of 2014. This increase was primarily driven by higher wireline and fluid services in the Eastern Hemisphere and the United States, which more than offset the effects of the seasonal Canadian spring break-up and lower activity in Mexico.

D&E operating income in the second quarter of 2014 was $414 million, an increase of $16 million, or 4%, from the first quarter of 2014. North America D&E operating income increased $4 million, or 3%, sequentially, due to increased logging and fluid services in the United States, which were partially offset by reduced software sales in the United States and the effects of the Canadian spring break-up. Latin America D&E operating income decreased $39 million, or 75% from the first quarter of 2014, primarily due to lower activity in Mexico and reduced drilling activity in Brazil, which were partially offset by higher wireline activity in Venezuela. Europe/Africa/CIS D&E operating income improved by $22 million, or 32%, sequentially, due to increased drilling activity in Norway and Angola, which was partially offset by lower drilling services in the United Kingdom and Eurasia. Middle East/Asia D&E operating income increased $29 million, or 24%, compared to the first quarter of 2014, mainly due to higher drilling activity in Saudi Arabia and increased direct sales in China, which were partially offset by lower demand for drilling services in Malaysia.

Corporate and Other
During the second quarter of 2014, Halliburton invested an additional $15 million, pre-tax, in strategic projects aimed at strengthening Halliburton's North America service delivery model and repositioning technology, supply chain, and manufacturing infrastructure to support projected international growth. Halliburton expects the cost of these strategic projects to wind down during the remainder of 2014.

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Halliburton/Page 4

Significant Recent Events and Achievements

•
Halliburton announced the release of the CYPHERSM 2.0 Seismic-to-Stimulation Service, a proprietary and collaborative workflow that links geoscience with reservoir, drilling, and completion engineering to allow operators to better predict and produce unconventional reserves. The CYPHER 2.0 service builds on the complete full-field solution and provides enhanced capabilities through innovative software applications allowing operators to optimize the development of their unconventional reservoirs and reduce their cost per barrel of oil equivalent (BOE).

•
Halliburton announced that its TDReam™ tool was one of the winners of the Offshore Technology Conference’s Spotlight on New TechnologySM Awards. The TDReam tool is an innovation over traditional reamers, which are typically housed above rotary steerable and logging-while-drilling tools in the reaming-while-drilling assembly.

•
Halliburton announced that its FlexRite® Multibranch Inflow Control (MIC) system was awarded E&P magazine’s Meritorious Award for Engineering Innovation at the Offshore Technology Conference. It is the world’s first multilateral completion system that provides sand control at the junction and the ability to remotely control the flow of each individual branch of a multilateral well with three or more legs, without costly subsea intervention.

•
Halliburton acquired Neftex Petroleum Consultants Limited, the industry leader in sequence stratigraphy-based products and consulting focused on subsurface risk reduction. Neftex’s four-dimensional subsurface model is driven by a proprietary framework which allows geoscientists to use a single global platform to search, discover, analyze and integrate geoscience data essential to understanding and managing subsurface risk. By integrating the Neftex Earth Model with Landmark’s DecisionSpace® application platform, Halliburton expects to improve its customers’ ability to explore prospects more rapidly, and better predict the probability of drilling success.

•
Halliburton acquired Europump Systems Inc., an industry leader in the design, fabrication, distribution, and service of progressive cavity pump systems, progressive cavity wellhead drives, and surface drive units. These offerings will expand Artificial Lift’s reach into a variety of customer well challenges that include, but are not limited to, heavy oil applications and high sand producing wells.

•
Halliburton was recognized by the American Petroleum Institute (API) for its strong support and contributions to the development of API Specification Q2, the advanced industry certification standard for oil and natural gas service providers. API Spec Q2 focuses heavily on defect prevention, waste reduction, and reliability of services. In addition to helping develop the standard, Halliburton hosted two beta audits, was the first company to go through a stage 1 audit in both the Gulf of Mexico and Indonesia, the first to apply for certification of multiple facilities worldwide, and the first company to receive an API Q2 certification in the Gulf of Mexico.

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Halliburton/Page 5

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With more than 80,000 employees, representing 140 nationalities in approximately 80 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Oilpro and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: results of litigation, settlements, and investigations; actions by third parties, including governmental agencies; whether a settlement relating to the Macondo multi-district litigation will be reached at the amounts contemplated by our reserve or at all; settlement discussions relating to the Macondo incident do not cover all possible parties and claims, and there are additional reasonably possible losses relating to the Macondo incident that we cannot reasonably estimate at this time; with respect to repurchases of Halliburton common stock, the continuation or suspension of the repurchase program, the amount, the timing and the trading prices of Halliburton common stock and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; indemnification and insurance matters; protection of intellectual property rights and against cyber attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2013, Form 10-Q for the quarter ended March 31, 2014, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	June 30		March 31
	2014	2013	2014
Revenue:
Completion and Production	$4,942	$4,363	$4,420
Drilling and Evaluation	3,109	2,954	2,928
Total revenue	$8,051	$7,317	$7,348
Operating income:
Completion and Production	$887	$732	$661
Drilling and Evaluation	414	415	398
Corporate and other (a)	(107)	(163)	(89)
Total operating income	1,194	984	970
Interest expense, net	(94)	(71)	(93)
Other, net	(24)	(11)	(31)
Income from continuing operations before income taxes	1,076	902	846
Provision for income taxes	(299)	(256)	(229)
Income from continuing operations	777	646	617
Income (loss) from discontinued operations, net	(2)	2	(1)
Net income	$775	$648	$616
Net (income) loss attributable to noncontrolling interest	(1)	(4)	6
Net income attributable to company	$774	$644	$622
Amounts attributable to company shareholders:
Income from continuing operations	$776	$642	$623
Income (loss) from discontinued operations, net	(2)	2	(1)
Net income attributable to company	$774	$644	$622
Basic income per share attributable to company shareholders:
Income from continuing operations	$0.92	$0.69	$0.73
Income from discontinued operations, net	—	0.01	—
Net income per share	$0.92	$0.70	$0.73
Diluted income per share attributable to company shareholders:
Income from continuing operations	$0.91	$0.69	$0.73
Income from discontinued operations, net	—	—	—
Net income per share	$0.91	$0.69	$0.73
Basic weighted average common shares outstanding	846	925	849
Diluted weighted average common shares outstanding	852	928	853

(a)	Includes a $55 million, pre-tax, charge in the three months ended June 30, 2013, related to a charitable contribution to the National Fish and Wildlife Foundation.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Six Months Ended June 30
	2014	2013
Revenue:
Completion and Production	$9,362	$8,463
Drilling and Evaluation	6,037	5,828
Total revenue	$15,399	$14,291
Operating income:
Completion and Production	$1,548	$1,347
Drilling and Evaluation	812	822
Corporate and other (a)	(196)	(1,283)
Total operating income	2,164	886
Interest expense, net	(187)	(142)
Other, net	(55)	(25)
Income from continuing operations before income taxes	1,922	719
Provision for income taxes (b)	(528)	(84)
Income from continuing operations	1,394	635
Loss from discontinued operations, net	(3)	(3)
Net income	$1,391	$632
Net (income) loss attributable to noncontrolling interest	5	(6)
Net income attributable to company	$1,396	$626
Amounts attributable to company shareholders:
Income from continuing operations	$1,399	$629
Loss from discontinued operations, net	(3)	(3)
Net income attributable to company	$1,396	$626
Basic income per share attributable to company shareholders:
Income from continuing operations	$1.65	$0.68
Loss from discontinued operations, net	—	(0.01)
Net income per share	$1.65	$0.67
Diluted income per share attributable to company shareholders:
Income from continuing operations	$1.64	$0.68
Loss from discontinued operations, net	—	(0.01)
Net income per share	$1.64	$0.67
Basic weighted average common shares outstanding	847	928
Diluted weighted average common shares outstanding	853	931

(a)
Includes a $1.0 billion, pre-tax, charge related to the Macondo well incident and a $55 million, pre-tax, charge related to a charitable contribution to the National Fish and Wildlife Foundation in the six months ended June 30, 2013.

(b)	Includes $50 million in federal tax benefits in the six months ended June 30, 2013.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)

	(Unaudited)
	June 30	December 31
	2014	2013
Assets
Current assets:
Cash and equivalents	$2,360	$2,356
Receivables, net	6,781	6,181
Inventories	3,529	3,305
Other current assets (a)	1,495	1,862
Total current assets	14,165	13,704

Property, plant, and equipment, net	11,677	11,322
Goodwill	2,267	2,168
Other assets (b)	2,375	2,029
Total assets	$30,484	$29,223

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,727	$2,365
Accrued employee compensation and benefits	940	1,029
Loss contingency for Macondo well incident	278	278
Other current liabilities	1,424	1,354
Total current liabilities	5,369	5,026

Long-term debt	7,816	7,816
Loss contingency for Macondo well incident	1,022	1,022
Other liabilities	1,690	1,744
Total liabilities	15,897	15,608

Company shareholders’ equity	14,562	13,581
Noncontrolling interest in consolidated subsidiaries	25	34
Total shareholders’ equity	14,587	13,615
Total liabilities and shareholders’ equity	$30,484	$29,223

(a)	Includes $125 million of investments in fixed income securities at June 30, 2014, and $239 million of investments in fixed income securities at December 31, 2013.
(b)	Includes $156 million of investments in fixed income securities at June 30, 2014, and $134 million of investments in fixed income securities at December 31, 2013.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Six Months Ended June 30
	2014	2013
Cash flows from operating activities:
Net income	$1,391	$632
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, depletion, and amortization	1,034	922
Loss contingency for Macondo well incident	—	1,000
Payment of Barracuda-Caratinga obligation	—	(219)
Other, primarily working capital	(350)	(864)
Total cash flows from operating activities	2,075	1,471

Cash flows from investing activities:
Capital expenditures	(1,375)	(1,396)
Sales of investment securities	204	232
Purchases of investment securities	(115)	(110)
Other investing activities	(234)	83
Total cash flows from investing activities	(1,520)	(1,191)

Cash flows from financing activities:
Payments to reacquire common stock	(500)	(1,015)
Dividends to shareholders	(254)	(231)
Other financing activities	230	(83)
Total cash flows from financing activities	(524)	(1,329)

Effect of exchange rate changes on cash	(27)	(23)
Increase (decrease) in cash and equivalents	4	(1,072)
Cash and equivalents at beginning of period	2,356	2,484
Cash and equivalents at end of period	$2,360	$1,412

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	June 30		March 31
Revenue by geographic region:	2014	2013	2014
Completion and Production:
North America	$3,325	$2,876	$2,927
Latin America	395	391	355
Europe/Africa/CIS	634	576	607
Middle East/Asia	588	520	531
Total	4,942	4,363	4,420
Drilling and Evaluation:
North America	1,019	926	974
Latin America	502	553	504
Europe/Africa/CIS	747	723	692
Middle East/Asia	841	752	758
Total	3,109	2,954	2,928
Total revenue by region:
North America	4,344	3,802	3,901
Latin America	897	944	859
Europe/Africa/CIS	1,381	1,299	1,299
Middle East/Asia	1,429	1,272	1,289
Total revenue	$8,051	$7,317	$7,348

Operating income by geographic region:
Completion and Production:
North America	$630	$517	$446
Latin America	48	48	48
Europe/Africa/CIS	96	74	78
Middle East/Asia	113	93	89
Total	887	732	661
Drilling and Evaluation:
North America	160	149	156
Latin America	13	53	52
Europe/Africa/CIS	90	87	68
Middle East/Asia	151	126	122
Total	414	415	398
Total operating income by region:
North America	790	666	602
Latin America	61	101	100
Europe/Africa/CIS	186	161	146
Middle East/Asia	264	219	211
Corporate and other	(107)	(163)	(89)
Total operating income	$1,194	$984	$970

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Six Months Ended June 30
Revenue by geographic region:	2014	2013
Completion and Production:
North America	$6,252	$5,621
Latin America	750	746
Europe/Africa/CIS	1,241	1,108
Middle East/Asia	1,119	988
Total	9,362	8,463
Drilling and Evaluation:
North America	1,993	1,887
Latin America	1,006	1,143
Europe/Africa/CIS	1,439	1,378
Middle East/Asia	1,599	1,420
Total	6,037	5,828
Total revenue by region:
North America	8,245	7,508
Latin America	1,756	1,889
Europe/Africa/CIS	2,680	2,486
Middle East/Asia	2,718	2,408
Total revenue	$15,399	$14,291

Operating income by geographic region:
Completion and Production:
North America	$1,076	$949
Latin America	96	76
Europe/Africa/CIS	174	138
Middle East/Asia	202	184
Total	1,548	1,347
Drilling and Evaluation:
North America	316	322
Latin America	65	134
Europe/Africa/CIS	158	144
Middle East/Asia	273	222
Total	812	822
Total operating income by region:
North America	1,392	1,271
Latin America	161	210
Europe/Africa/CIS	332	282
Middle East/Asia	475	406
Corporate and other	(196)	(1,283)
Total operating income	$2,164	$886

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Conference Call Details
Halliburton (NYSE:HAL) will host a conference call on Monday, July 21, 2014, to discuss the second quarter 2014 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Halliburton’s second quarter press release will be posted on the Halliburton website at www.halliburton.com. Please visit the website to listen to the call live via webcast. In addition, you may participate in the call by telephone at (703) 639-1106. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (703) 925-2533, passcode 1637086.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	July 21, 2014	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary